Exhibit 99.1
Solera Holdings, Inc. Reports First Quarter 2014 Results
First Quarter Revenue of $218.0 Million, up 11.4% on a GAAP Basis and up 10.5% on a Constant Currency Basis; Adjusted EBITDA Margin of 42.0% on a Reported Basis and Constant Currency Basis;
Company Raises Guidance and Announces Quarterly Dividend
WESTLAKE, Texas, Nov. 6, 2013/PRNewswire/ – Solera Holdings, Inc. (NYSE: SLH), a leading global provider of software and services to the automobile insurance claims processing and decision support industries, today reported results for the first quarter of fiscal year 2014.
Results for the First Quarter Ended September 30, 2013:
GAAP Results

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Revenue for the first quarter was $218.0 million, an 11.4% increase over the prior year first quarter revenue of $195.7 million. After adjusting for changes in foreign currency exchange rates (“FX Changes”), revenue for the first quarter increased by approximately 10.5% over the prior year first quarter revenue;

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Net income attributable to Solera Holdings, Inc. for the first quarter was $13.7 million, a 59.3% decrease over the prior year first quarter net income attributable to Solera Holdings, Inc. of $33.6 million, which is primarily attributable to an increase in certain expenses described below;

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Diluted net income attributable to Solera Holdings, Inc. per common share for the first quarter was $0.20, a 58.3% decrease over the prior year first quarter diluted net income attributable to Solera Holdings, Inc. per common share of $0.48, which decrease is primarily related to the decrease in net income attributable to Solera Holdings, Inc.

“We are off to a good start to fiscal 2014. Our revenue, Adjusted EBITDA margin and cash EPS were all above consensus. Our constant currency revenue growth came in at 10.5% and we delivered a 42.0% Adjusted EBITDA margin," said Tony Aquila, Solera's Founder, Chairman and Chief Executive Officer. "These results reflect the early stages of a recovery in some of our European markets and demonstrate the effectiveness of our LDD (Leverage-Diversify-Disrupt) strategy, including strong performance from our newly-formed Driver Behavior platform and contributions from recently-acquired businesses. Based on our first quarter momentum and our outlook for the rest of the year, we have raised guidance, and continue to have a positive view on executing Phase 1 of Mission 2020.”
Non-GAAP Results

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Adjusted EBITDA for the first quarter was $91.5 million, a 6.0% increase over the prior year first quarter Adjusted EBITDA of $86.3 million. After adjusting for FX Changes, Adjusted EBITDA for the first quarter increased by 5.2% over the prior year first quarter Adjusted EBITDA;

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Adjusted EBITDA margin for the first quarter was 42.0%, a 213 basis point decrease over the prior year first quarter Adjusted EBITDA margin of 44.1%. After adjusting for FX Changes, Adjusted EBITDA margin for the first quarter was 42.0%, a 210 basis point decrease over the prior year first quarter Adjusted EBITDA margin;

•	Adjusted Net Income for the first quarter was $42.2 million, a 4.8% decrease over the prior year first quarter Adjusted Net Income of $44.4 million;

•	Adjusted Net Income per diluted common share for the first quarter was $0.61, a 4.7% decrease over the prior year first quarter Adjusted Net Income per diluted common share of $0.64.
Business Statistics

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EMEA revenues were $122.0 million for the first quarter, representing a 10.8% increase over the prior year first quarter. After adjusting for FX Changes, EMEA revenues for the first quarter increased 7.7% over the prior year first quarter;

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Americas revenues were $96.0 million for the first quarter, representing a 12.2% increase over the prior year first quarter. After adjusting for FX Changes, Americas revenues for the first quarter increased 14.0% over the prior year first quarter;

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Revenues from insurance company customers were $94.8 million for the first quarter, representing a 6.9% increase over the prior year first quarter. After adjusting for FX Changes, revenues from insurance company customers for the first quarter increased 6.6% over the prior year first quarter;

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Revenues from collision repair facility customers were $68.9 million for the first quarter, representing a 7.1% increase over the prior year first quarter. After adjusting for FX Changes, revenues from collision repair facility customers for the first quarter increased 5.7% over the prior year first quarter;

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Revenues from independent assessors were $19.8 million for the first quarter, representing a 12.8% increase over the prior year first quarter. After adjusting for FX Changes, revenues from independent assessors for the first quarter increased 8.7% over the prior year first quarter;

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Revenues from automotive recycling, salvage and other customers were $34.5 million for the first quarter, representing a 37.3% increase over the prior year first quarter. After adjusting for FX Changes, revenues from automotive recycling, salvage and other customers for the first quarter increased 37.8% over the prior year first quarter. The increase in revenues from automotive recycling, salvage and other customers is primarily due to incremental revenue contributions from recently-acquired businesses.

Net Income Attributable to Solera Holdings, Inc.:
The 59.3% decrease in net income attributable to Solera Holdings, Inc. was primarily attributable to an increase stock-based compensation expense, an increase in acquisition-related costs resulting from recently completed acquisitions and additional interest expense resulting from the issuance of $850 million of additional senior unsecured notes in July 2013.
Fiscal Year 2014 Outlook:
We are updating our previously issued outlook for our full fiscal year ending June 30, 2014 as follows:

	Previous Fiscal Year 2014 Outlook	Current Fiscal Year 2014 Outlook
Revenues	$882 million — $890 million	$898 million — $906 million
Net Income attributable to Solera Holdings, Inc.	$44 million — $51 million	$50 million — $57 million
Adjusted EBITDA	$360 million — $367 million	$366 million — $373 million
Adjusted Net Income	$158 million — $164 million	$167 million — $173 million
Adjusted Net Income per diluted common share	$2.28 — $2.35	$2.41 — $2.48

The current fiscal year 2014 outlook above assumes constant currency exchange rates from those currently prevailing, no acquisitions of businesses, no repurchases of our common stock and an assumed 26% tax rate to calculate Adjusted Net Income.
Exchange rates between most of the major foreign currencies we use to transact our business and the U.S. dollar have fluctuated significantly over the last few years and we expect that they will continue to fluctuate. The majority of our revenues and costs are denominated in Euros, Pound Sterling, Swiss francs, Canadian dollars and other international currencies. The following table provides the average quarterly exchange rates for the Euro and Pound Sterling since the beginning of fiscal year 2013:

Period	Average Euro-to- U.S. Dollar Exchange Rate	Average Pound Sterling-to-U.S. Dollar Exchange Rate
Quarter ended September 30, 2012	$1.25	$1.58
Quarter ended December 31, 2012	1.30	1.61
Quarter ended March 31, 2013	1.32	1.55
Quarter ended June 30, 2013	1.31	1.54
Quarter ended September 30, 2013	1.32	1.55
During the three months ended September 30, 2013 as compared to the three months ended September 30, 2012, the movement of the U.S. dollar against most major foreign currencies we use to transact our business was mixed. Relative to the Euro, the average U.S. dollar weakened by 5.9%, which increased our revenues and expenses for the three months ended September 30, 2013 relating to the Euro markets in which we transact business. In contrast, the average U.S. dollar strengthened versus the Pound Sterling by 1.9%, which decreased our revenues and expenses for the three months ended September 30, 2013 relating to the United Kingdom. A hypothetical 5% increase or decrease in the U.S. dollar versus other currencies in which we transact our business would have resulted in an increase or decrease, as the case may be, to our revenues of $7.3 million during the three months ended September 30, 2013.

All percentage amounts and ratios were calculated using the underlying data in whole dollars. We measure constant currency, or the effects on our results that are attributable to FX Changes, by measuring the incremental difference between translating the prior period and the current results at the monthly average rates for the same period from the prior year. When we refer to consensus, we mean the consensus results, on an actual currency basis, of certain analysts that cover us, as reported on Thompson First Call.
Quarterly Dividend:
The Audit Committee of our Board of Directors approved the payment of a quarterly cash dividend of $0.17 per share of outstanding common stock and per outstanding restricted stock unit. The Audit Committee of our Board of Directors also approved a quarterly stock dividend equivalent of $0.17 per outstanding restricted stock unit granted to certain of our executive officers since fiscal year 2011 in lieu of the cash dividend, which dividend equivalent will be paid to the restricted stock unit holders as the restricted stock unit vests. The dividends are payable on December 3, 2013 to stockholders and restricted stock unit holders of record at the close of business on November 20, 2013.
Earnings Conference Call:
We will host our first quarter ended September 30, 2013 earnings call today at 5:00 p.m. (Eastern Time) – November 6, 2013. The conference call will be webcast live in listen-only mode and can be accessed by visiting the Investor Center section of the Solera website: www.solerainc.com. A webcast replay will be available on the website until 11:59 p.m. EST on November 20, 2013. A live audiocast will also be accessible to the public by calling (877) 280-4956 or from outside the U.S., (857) 244-7313. When prompted, the following access code is required: 88521156. Callers should dial in approximately 10 minutes before the call begins. For those unable to participate in the live audiocast, a replay will be available until 11:59 p.m. EST on November 20, 2013. To access the replay, dial (888) 286-8010 or from outside the U.S., (617) 801-6888, and enter the following access code when prompted: 18915322.

SOLERA HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,
	2013	2012
Revenues	$218,028	$195,719
Cost of revenues:
Operating expenses	49,751	42,340
Systems development and programming costs	19,572	17,857
Total cost of revenues (excluding depreciation and amortization)	69,323	60,197
Selling, general and administrative expenses	65,107	50,909
Depreciation and amortization	25,103	24,195
Restructuring charges, asset impairments, and other costs associated with exit and disposal activities	391	1,454
Acquisition and related costs	11,195	3,158
Interest expense	26,929	17,300
Other expense, net	715	398
	198,763	157,611
Income before provision for income taxes	19,265	38,108
Income tax provision	2,696	1,697
Net income	16,569	36,411
Less: Net income attributable to noncontrolling interests	2,878	2,770
Net income attributable to Solera Holdings, Inc.	$13,691	$33,641
Net income attributable to Solera Holdings, Inc. per common share:
Basic	$0.20	$0.49
Diluted	$0.20	$0.48
Dividends paid per share	$0.17	$0.125
Weighted-average shares used in the calculation of net income attributable to Solera Holdings, Inc. per common share:
Basic	68,793	68,890
Diluted	69,182	69,094

Non-GAAP Financial Measures
We use a number of non-GAAP financial measures that are not intended to be used in lieu of GAAP presentations, but are provided because management believes that they provide additional information with respect to the performance of our fundamental business activities and are also frequently used by securities analysts, investors and other interested parties to facilitate the evaluation of our business on a comparable basis to other companies. The three primary non-GAAP financial measures that we use are Adjusted EBITDA, Adjusted Net Income, and Adjusted Net Income per diluted common share. We believe that Adjusted EBITDA, Adjusted Net Income and Adjusted Net Income per diluted common share are useful to investors in providing information regarding our operating results. We rely on Adjusted EBITDA as a primary measure to review and assess the operating performance of our company and our management team in connection with our executive compensation and bonus plans. Adjusted EBITDA also allows us to compare our current operating results with corresponding prior periods as well as to the operating results of other companies in our industry. We present Adjusted Net Income and Adjusted Net Income per diluted common share because we believe both of these measures provide useful information regarding our operating results in addition to our GAAP measures. We believe that Adjusted Net Income and Adjusted Net Income per diluted common share provide investors with valuable insight into our profitability exclusive of unusual adjustments, and provide further insight into the cash impact resulting from the different treatments of goodwill for financial reporting and tax purposes.
Adjusted EBITDA, Adjusted Net Income and Adjusted Net Income per diluted common share have limitations as analytical tools, and should not be considered in isolation or as a substitute for net income, net income per share and other consolidated income statement data prepared in accordance with accounting principles generally accepted in the United States. Because of these limitations, Adjusted EBITDA, Adjusted Net Income, and Adjusted Net Income per diluted common share should not be considered as a replacement for net income. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA, Adjusted Net Income, and Adjusted Net Income per diluted common share as supplemental information.

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Adjusted EBITDA is a non-GAAP financial measure that represents GAAP net income attributable to Solera Holdings, Inc., excluding (i) interest expense, (ii) provision for income taxes, (iii) depreciation and amortization, (iv) stock-based compensation expense, (v) restructuring charges, asset impairments, and other costs associated with exit and disposal activities, (vi) other (income) expense, net, (vii) litigation related expenses, and (viii) acquisition and related costs. Acquisition and related costs include legal and professional fees and other transaction costs associated with completed and contemplated business combinations and asset acquisitions, costs associated with integrating acquired businesses, including costs incurred to eliminate workforce redundancies and for product rebranding, and other charges incurred as a direct result of our acquisition efforts. These other charges include changes to the fair value of contingent purchase consideration, acquired assets and assumed liabilities subsequent to the completion of the purchase price allocation, purchase price that is deemed to be compensatory in nature, incentive compensation arrangements with continuing employees of acquired companies and gains and losses resulting from the settlement of a pre-existing contractual relationship with an acquiree. Acquisition and related costs also include the legal and other professional fees associated with the Federal Trade Commission's investigation of our acquisition of Actual Systems and the divestiture of Actual Systems' U.S. and Canadian businesses. A reconciliation of our Adjusted EBITDA to GAAP net income attributable to Solera Holdings, Inc., the most directly comparable GAAP measure, is provided in the attached table.

SOLERA HOLDINGS, INC.
RECONCILIATION TO ADJUSTED EBITDA
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012
(In thousands)
(Unaudited)

	Three Months Ended September 30,
	2013	2012
Net income attributable to Solera Holdings, Inc.	$13,691	$33,641
Add: Income tax provision	2,696	1,697
Net income attributable to Solera Holdings, Inc. before income tax provision	16,387	35,338
Add: Depreciation and amortization	25,103	24,195
Add: Restructuring charges, asset impairments, and other costs associated with exit and disposal activities	391	1,454
Add: Acquisition and related costs	11,195	3,158
Add: Litigation related expenses	400	451
Add: Interest expense	26,929	17,300
Add: Other expense, net	715	398
Add: Stock-based compensation expense	10,386	4,024
Adjusted EBITDA	$91,506	$86,318

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Adjusted Net Income is a non-GAAP financial measure that represents GAAP net income attributable to Solera Holdings, Inc., excluding (i) provision for income taxes, (ii) amortization of acquired intangible assets, (iii) stock-based compensation expense, (iv) restructuring charges, asset impairments, and other costs associated with exit and disposal activities, (v) other (income) expense, net excluding interest income, (vi) litigation related expenses, and (vii) acquisition and related costs. From this amount, we subtract an assumed provision for income taxes to arrive at Adjusted Net Income. During the three months ended September 30, 2013 and 2012, we assumed a 26% and 28% income tax rate, respectively, as an approximation of our long-term effective corporate income tax rate, which includes certain benefits from net operating loss carryforwards, tax credits, tax deductible goodwill and amortization, and certain holding companies in low tax-rate jurisdictions. A reconciliation of our Adjusted Net Income to GAAP net income attributable to Solera Holdings, Inc., the most directly comparable GAAP measure, is provided in the attached table.

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Adjusted Net Income per diluted common share is a non-GAAP financial measure that represents Adjusted Net Income (as defined above) divided by the number of diluted shares outstanding for the period used in the calculation of GAAP net income attributable to Solera Holdings, Inc. per diluted common share. A reconciliation of our Adjusted Net Income per diluted common share to GAAP net income attributable to Solera Holdings, Inc. per diluted common share, the most directly comparable GAAP measure, is provided in the attached table.

SOLERA HOLDINGS, INC.
RECONCILIATION TO ADJUSTED NET INCOME
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,
	2013	2012
Net income attributable to Solera Holdings, Inc.	$13,691	$33,641
Add: Income tax provision	2,696	1,697
Net income attributable to Solera Holdings, Inc. before income tax provision	16,387	35,338
Add: Amortization of acquisition-related intangibles	17,421	16,679
Add: Restructuring charges, asset impairments, and other costs associated with exit and disposal activities	391	1,454
Add: Acquisition and related costs	11,195	3,158
Add: Litigation related expenses	400	451
Add: Other expense, net excluding interest income	887	517
Add: Stock-based compensation expense	10,386	4,024
Adjusted Net Income before income tax provision	57,067	61,621
Less: Assumed provision for income taxes	(14,837)	(17,254)
Adjusted Net Income	$42,230	$44,367
Adjusted Net Income per share:
Basic	$0.61	$0.64
Diluted	$0.61	$0.64
Weighted-average shares used in the calculation of GAAP Net Income attributable to Solera Holdings, Inc. and Adjusted Net Income per share:
Basic	68,793	68,890
Diluted	69,182	69,094

SOLERA HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2013 AND JUNE 30, 2013
(In thousands, except per share amounts)
(Unaudited)

	September 30, 2013	June 30, 2013
ASSETS
Current assets:
Cash and cash equivalents	$1,069,231	$464,239
Accounts receivable, net of allowance for doubtful accounts of $4,388 and $3,005 at September 30, 2013 and June 30, 2013, respectively	141,942	140,395
Other receivables	17,558	18,014
Other current assets	30,909	28,296
Deferred income tax assets	13,027	7,108
Total current assets	1,272,667	658,052
Property and equipment, net	63,776	61,739
Goodwill	1,129,216	1,099,221
Intangible assets, net	346,145	352,589
Other noncurrent assets	19,272	23,633
Noncurrent deferred income tax assets	75,202	62,307
Total assets	$2,906,278	$2,257,541
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$26,139	$28,068
Accrued expenses and other current liabilities	196,627	174,081
Income taxes payable	24,784	7,628
Deferred income tax liabilities	2,612	3,925
Current portion of long-term debt	—	2,924
Total current liabilities	250,162	216,626
Long-term debt	1,708,239	1,144,462
Other noncurrent liabilities	54,523	42,634
Noncurrent deferred income tax liabilities	22,510	20,843
Total liabilities	2,035,434	1,424,565
Redeemable noncontrolling interests	88,004	84,737
Stockholders’ equity:
Solera Holdings, Inc. stockholders’ equity:
Common shares, $0.01 par value: 150,000 shares authorized; 68,786 and 68,764 issued and outstanding as of September 30, 2013 and June 30, 2013, respectively	613,664	602,613
Retained earnings	174,930	177,335
Accumulated other comprehensive loss	(16,059)	(43,147)
Total Solera Holdings, Inc. stockholders’ equity	772,535	736,801
Noncontrolling interests	10,305	11,438
Total stockholders’ equity	782,840	748,239
Total liabilities and stockholders’ equity	$2,906,278	$2,257,541

SOLERA HOLDINGS, INC.
SELECTED STATEMENT OF CASH FLOWS INFORMATION
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012
(In thousands)
(Unaudited)

	Three Months Ended September 30,
	2013	2012
Net cash provided by operating activities	$83,994	$68,219
Net cash used in investing activities	(20,038)	(16,728)
Net cash provided by (used in) financing activities	537,324	(20,763)
Effect of foreign currency exchange rate changes on cash and cash equivalents	3,712	3,936
Net change in cash and cash equivalents	604,992	34,664
Cash and cash equivalents, beginning of period	464,239	508,246
Cash and cash equivalents, end of period	$1,069,231	$542,910

Supplemental cash flow information:
Cash paid for interest	$207	$2,799
Cash paid for income taxes	$7,542	$5,301

Supplemental disclosure of non-cash investing and financing activities:
Capital assets financed	$858	$258

About Solera:
Solera is a leading global provider of software and services to the automobile insurance claims processing and decision support industries. Solera is active in over 65 countries across six continents. The Solera companies include Audatex in the United States, Canada, and in more than 45 additional countries, Informex in Belgium and Greece, Sidexa in France, ABZ and Market Scan in the Netherlands, HPI in the United Kingdom, Hollander serving the North American recycling market, AUTOonline providing salvage disposition in a number of European and Latin American countries, IMS providing medical review services, and Explore providing data and analytics to United States property and casualty insurers. For more information, please refer to the company’s website at http://www.solerainc.com.

Cautions about Forward-Looking Statements:
This press release contains forward-looking statements, including statements about: our expectations regarding our prospects and business outlook for fiscal year 2014; our expectations and beliefs regarding changes in foreign currency exchange rates; Mission 2020, including our achievement of Phase I; and statements about market recovery in Europe, our LDD strategy, dividends, acquisitions, common stock repurchases, our effective tax rate and other historical results or performance that may suggest trends for our business. These statements are based on our current expectations, estimates and assumptions and are subject to many risks, uncertainties and unknown future events that could cause actual results to differ materially. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including, without limitation: our reliance on a limited number of customers for a substantial portion of our revenues; unpredictability and volatility of our operating results, which include the volatility associated with foreign currency exchange risks, our sales cycle, seasonality, global economic conditions, acquisitions and other factors; risks associated with and possible negative consequences of acquisitions, joint ventures, divestitures and similar transactions, including regulatory matters and our ability to successfully integrate our acquired businesses; effects of competition on our software and service pricing and our business; time and expenses associated with customers switching from competitive software and services to our software and services; rapid technology changes in our industry; risks associated with operating in multiple countries; risks associated with a diversified business; effects of changes in or violations by us or our customers of government regulations; we may not complete our initial acquisition of the equity interests of SRS or any subsequent acquisitions of additional equity interests of SRS; the failure to realize the expected benefits from our joint venture with Welsh, Carson or our investment in or subsequent acquisition of SRS; our inability to successfully integrate SRS's business, including SRS's existing employees, infrastructure and service offerings, with our existing businesses at reasonable cost, or at all; our inability to pay (or finance, as applicable) the call price or put prices at our expected cost, or at all, and the possible reduction in our cash balance or increase in outstanding debt after payment of the closing purchase price, call price or put prices; use of cash to service our debt and effects on our business of restrictive covenants in our bond indentures; our ability to obtain additional financing as necessary to support our operations, including Mission 2020; our reliance on third-party information for our software and services; costs and possible future losses or impairments relating to our acquisitions; the financial impact of future significant restructuring and severance charges; the impact of changes in our tax provision (benefit) or effective tax rate; our ability to pay dividends or repurchase shares in future periods; our dependence on a limited number of key personnel; effects of system failures or security breaches on our business and reputation; and any material adverse impact of current or future litigation on our results or business, including litigation with Mitchell International. For a discussion of these and other factors that could impact our operations or financial results and cause our results to differ materially from those in the forward-looking statements, please refer to our filings with the Securities and Exchange Commission, particularly our Annual Report on Form 10-K for the Year Ended June 30, 2013. Solera is under no obligation to (and specifically disclaims any such obligation to) update or alter our forward-looking statements whether as a result of new information, future events or otherwise.

SOURCE Solera Holdings, Inc.
Kamal Hamid, Investor Relations of Solera Holdings, Inc.,
+1-858-946-1676,
kamal.hamid@solerainc.com